Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for 2015

Houston, Texas (Thursday, January 28, 2016) – Enterprise Products Partners L.P. ("Enterprise") (NYSE: EPD) today announced its financial results for the three months and year ended December 31, 2015.

For the year 2015, operating income and cash flow provided from operations was $3.5 billion and $4.0 billion, respectively.  Enterprise reported $5.3 billion in gross operating margin, and a record $4.0 billion in distributable cash flow, excluding proceeds from asset sales, for the year 2015.  Distributions declared with respect to 2015 were $1.53 per unit, a 5.5 percent increase compared to distributions paid with respect to 2014.  Distributable cash flow for 2015, excluding the proceeds from asset sales, provided 1.3 times coverage of the distributions declared with respect to 2015.  Including $1.6 billion of proceeds from asset sales, Enterprise retained $2.6 billion of distributable cash flow in 2015 to reinvest in the growth of the partnership.

"Enterprise reported a solid year in 2015," stated Jim Teague, chief executive officer of Enterprise's general partner.  "We are pleased with our results given the challenging year for the energy industry due to lower commodity prices.  Our results were driven by our fee-based businesses, contributions from newly constructed assets and the acquisitions of Oiltanking Partners and EFS Midstream, which more than offset the effect of lower NGL prices on our natural gas processing business and foregone earnings due to the sale of our offshore assets.  NGL, crude oil, refined products and petrochemical pipeline volumes increased 6 percent to 5.3 million barrels per day, LPG export loadings increased 19 percent to 299,000 barrels per day and fee-based natural gas processing volumes were 4.9 billion cubic feet per day for 2015."

"We successfully completed $2.7 billion of organic growth projects that began commercial operations and generated new sources of cash flow during 2015.  These projects included two expansions of our LPG export facility on the Houston Ship Channel, the last two segments of our Aegis ethane pipeline, the Rancho II crude oil pipeline, and the buildout of our ECHO crude oil storage facility.  It is worth noting that the larger expansion of our LPG export facility and the final segment of the Aegis pipeline were completed at the end of 2015 and will provide additional earnings and cash flow in 2016," said Teague.

"We are on schedule to complete construction of four major growth projects in 2016: two natural gas processing plants and related infrastructure serving the Permian basin; our ethane export terminal on the Houston Ship Channel; and our propane dehydrogenation ("PDH") facility at Mont Belvieu, " said Teague.

"The energy industry is entering the second year of this price cycle, which will present new challenges and opportunities for the midstream energy sector.  We believe Enterprise is well positioned to manage through this difficult period.  Our integrated system provides both business and geographic diversification.  Our largest customers are major consumers of energy such as integrated energy companies, petrochemical companies, crude oil refiners and utilities.  We have spent the last five years developing markets and assets to cultivate incremental demand for U.S. NGLs, crude oil and refined products.  Financially, we entered this cycle with strong cash flow coverage of our distributions and Baa1/BBB+ credit metrics.  Our retained distributable cash flow has provided us flexibility in raising capital and a margin of safety for our distributions.  Cash flow from existing assets and new assets under construction provide the foundation for continuing distribution growth in 2016," concluded Teague.

Fourth Quarter and Full Year 2015 Highlights

	Three months ended December 31,		Twelve months ended December 31,
	2015	2014	2015	2014
($ in millions, except per unit amounts)
Gross operating margin (1)	$1,353	$1,358	$5,332	$5,287
Net income (2) (3)	$694	$681	$2,558	$2,834
Fully diluted earnings per unit (2) (3)	$0.34	$0.34	$1.26	$1.47
Adjusted EBITDA (1)	$1,335	$1,368	$5,267	$5,291
Distributable cash flow (1) (4)	$1,089	$1,063	$5,607	$4,079

(1)
Gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") and distributable cash flow are non-generally accepted accounting principle ("non-GAAP") financial measures that are defined and reconciled later in this press release.

(2)
Net income and fully diluted earnings per unit for the fourth quarters of 2015 and 2014 included non-cash impairment charges of approximately $24 million, or $0.01 per unit, and $16 million, or $0.01 per unit, respectively.  For the years ended December 31, 2015 and 2014, net income and fully diluted earnings per unit included non-cash impairment and related charges of $203 million, or $0.10 per unit, and $34 million, or $0.02 per unit, respectively.

(3)
Net income and fully diluted earnings per unit included net losses attributable to asset sales and insurance recoveries of $16 million, or $0.01 per unit for the year ended December 31, 2015, and net gains of $102 million, or $0.06 per unit for the year ended December 31, 2014.

(4)
Distributable cash flow included proceeds from asset sales and insurance recoveries of $71 million and $24 million for the fourth quarters of 2015 and 2014, respectively, and $1.6 billion and $145 million for the years ended December 31, 2015 and 2014, respectively.

•
Enterprise increased its cash distribution with respect to the fourth quarter of 2015 by 5.4 percent over the fourth quarter of 2014 to $0.39 per unit, or $1.56 per unit on an annualized basis.  This is the 46th consecutive quarterly increase and the 55th increase since the partnership's initial public offering in 1998.  This distribution will be paid on February 5, 2016 to unitholders of record as of the close of business on January 29, 2016;

•
Excluding proceeds from asset sales, Enterprise reported distributable cash flow of $1 billion for the fourth quarter of 2015, which provided 1.3 times coverage of the $0.39 per unit cash distribution.  Enterprise retained $302 million of distributable cash flow in the fourth quarter of 2015 including $71 million of proceeds from asset sales;

•
Enterprise's natural gas liquid ("NGL"), crude oil, refined products and petrochemical pipeline volumes for the fourth quarter of 2015 were 5.0 million barrels per day ("BPD") compared to 5.1 million BPD for the fourth quarter of 2014.  Total NGL, crude oil, refined products and petrochemical marine terminal loading and unloading volumes for the fourth quarter of 2015 were 1.1 million BPD compared to 1.2 million BPD for the fourth quarter of 2014.  Total natural gas pipeline volumes were 11.9 trillion British thermal units per day ("TBtud") for the fourth quarter of 2015 compared to 12.9 TBtud in the fourth quarter of 2014.  NGL fractionation volumes for the fourth quarter of 2015 increased to 846 thousand barrels per day ("MBPD") from 837 MBPD in the fourth quarter of 2014.  Fee-based natural gas processing volumes for the fourth quarter of 2015 increased 8 percent to 4.9 billion cubic feet per day ("Bcf/d") from 4.5 Bcf/d in the fourth quarter of 2014, while equity NGL production for the fourth quarter of 2015 increased 63 percent to 147 MBPD; and

•
Enterprise made capital investments of approximately $1.2 billion during the fourth quarter of 2015, including $77 million of sustaining capital expenditures.  Total capital investment for 2015 was $6.4 billion, which included $1.4 billion of equity consideration issued in the acquisition of Oiltanking Partners, L.P., $1.1 billion for the first installment payment in the acquisition of EFS Midstream and $273 million of sustaining capital expenditures.

•	Enterprise management announced plans to recommend to the board of its general partner distributions totaling $1.61 per unit with respect to 2016, which, if approved by the board, would represent a 5.2 percent increase compared to a total of $1.53 per unit of distributions declared with respect to 2015.

•
In January 2016, affiliates of Enterprise's general partner and Enterprise Products Company (collectively "EPCO") purchased approximately $100 million of Enterprise common units through the partnership's at-the-market equity issuance program.  EPCO plans to purchase an additional $100 million of Enterprise common units through the partnership's distribution reinvestment plan with the February 2016 distribution.

Review of Fourth Quarter 2015 Results

Net income for the fourth quarter of 2015 was $694 million compared to $681 million for the fourth quarter of 2014.  On a fully diluted basis, net income attributable to limited partners was $0.34 per unit for the fourth quarters of 2015 and 2014.  Net income for the fourth quarters of 2015 and 2014 was reduced by non-cash impairment charges of $24 million, or $0.01 per unit, and $16 million, or $0.01 per unit, respectively, on a fully diluted basis.

On January 4, 2016, Enterprise announced an increase in the partnership's quarterly cash distribution with respect to the fourth quarter of 2015 to $0.39 per unit, representing a 5.4 percent increase over the distribution paid with respect to the fourth quarter of 2014.  Enterprise generated distributable cash flow of $1.1 billion for the fourth quarters of 2015 and 2014, which included proceeds from the sales of assets of $71 million and $24 million, respectively.  Distributable cash flow for the fourth quarter of 2014 also included $28 million of proceeds from the monetization of financial instruments used to hedge interest rates.

Excluding the proceeds from asset sales, Enterprise's distributable cash flow for the fourth quarter of 2015 provided 1.3 times coverage of the cash distribution that will be paid on February 5, 2016 to unitholders of record on January 29, 2016.  The partnership retained $302 million of distributable cash flow for the fourth quarter of 2015, which is available to reinvest in growth capital projects, reduce debt and decrease the need to issue additional equity.

Review of Fourth Quarter 2015 Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment increased 4 percent to $730 million for the fourth quarter of 2015 from $705 million for the fourth quarter of 2014.

Enterprise's natural gas processing and related NGL marketing business generated gross operating margin of $231 million for the fourth quarter of 2015 compared to $257 million for the fourth quarter of 2014.  Gross operating margin from the partnership's natural gas processing plants decreased $37 million primarily due to lower processing margins.  Partially offsetting this decline was a $12 million increase in gross operating margin from Enterprise's NGL marketing activities, which benefited from increased sales volumes of LPG for exports.  Enterprise's natural gas processing plants reported fee-based processing volumes of 4.9 Bcf/d in the fourth quarter of 2015 compared to 4.5 Bcf/d in the fourth quarter of 2014.  Enterprise's equity NGL production increased 63 percent to 147 MBPD for the fourth quarter of 2015 on higher recoveries of ethane at certain processing plants in South Texas and the Rockies.

Gross operating margin from the partnership's NGL pipelines and storage business increased $58 million, or 18 percent, to $375 million for the fourth quarter of 2015 compared to the fourth quarter of 2014.  NGL pipeline volumes were 2.9 million BPD for the fourth quarter of 2015 compared to 2.7 million BPD for the same quarter of 2014.  The partnership's total NGL marine terminal loading and unloading volumes were a record 327 MBPD for the fourth quarter of 2015 compared to 282 MBPD for the fourth quarter of 2014.

Collectively, the Mid-America, Seminole and Chaparral NGL pipeline systems reported a $20 million increase in gross operating margin to $139 million in the fourth quarter of 2015 compared to the same quarter of 2014 primarily due to higher revenues from increased tariffs and other fees and lower operating expenses.  Volumes on these pipelines were 982 MBPD in the fourth quarter of 2015 compared to 984 MBPD in the fourth quarter of 2014.

Gross operating margin from the partnership's ATEX and Aegis ethane pipelines increased $7 million in the fourth quarter of 2015 compared to the same quarter of 2014 primarily due to a combined 51 MBPD increase in transportation volumes. The third and final segment of the Aegis Ethane Pipeline was completed in December 2015.

Enterprise's South Texas NGL Pipeline System had a $14 million increase in gross operating margin in the fourth quarter of 2015 compared to the fourth quarter of 2014 due to the combined effects of an 81 MBPD increase in transportation volumes  and lower operating expenses.

Enterprise's NGL fractionation business reported gross operating margin of $124 million for the fourth quarter of 2015 compared to $132 million for the fourth quarter of 2014.  The decrease was primarily due to lower revenues from product blending and other fees.  Total fractionation volumes increased to 846 MBPD for the fourth quarter of 2015 from 837 MBPD in the fourth quarter of 2014.

Crude Oil Pipelines & Services – Gross operating margin from the partnership's Crude Oil Pipelines & Services segment increased 13 percent, or $30 million, to $258 million for the fourth quarter of 2015 from $228 million for the fourth quarter of 2014.  Total crude oil pipeline volumes were 1.4 million BPD for the fourth quarter of 2015 compared to 1.3 million BPD for the same quarter of 2014.  Total crude oil marine terminal loading and unloading volumes were 443 MBPD for the fourth quarter of 2015 compared to 680 MBPD for the same quarter of 2014 due to lower imports of crude oil.

The EFS Midstream assets, which were acquired effective July 1, 2015, contributed $50 million of gross operating margin in the fourth quarter of 2015.

Gross operating margin attributable to Enterprise's ownership in the Seaway Crude Pipeline increased $9 million in the fourth quarter of 2015 compared to the same quarter in 2014 primarily due to contributions from the new Seaway loop pipeline that began commercial activities in December 2014.  Net to our interest, volumes on the Seaway Pipeline System increased 8 percent to 515 MBPD for the fourth quarter of 2015.  Enterprise's Eagle Ford joint venture pipeline and ECHO terminal reported an aggregate $14 million increase in gross operating margin for the fourth quarter of 2015 compared to the fourth quarter of 2014.

 The South Texas crude oil pipeline system reported a $16 million decrease in gross operating margin in the fourth quarter of 2015 compared to the same quarter last year primarily due to a decrease from the sale of excess crude oil volumes obtained through pipeline tariff product loss allowances and an 18 MBPD decrease in transportation volumes.  Our crude oil marketing and related activities had a $20 million decrease in gross operating margin in the fourth quarter of 2015 compared to the fourth quarter of 2014, primarily due to lower margins.

Natural Gas Pipelines & Services – Enterprise's Natural Gas Pipelines & Services segment reported gross operating margin of $194 million for the fourth quarter of 2015 compared to $185 million for the fourth quarter of 2014.  Total natural gas transportation volumes were 11.9 TBtud for the fourth quarter of 2015 compared to 12.3 TBtud for the fourth quarter of last year.

The Texas Intrastate system reported gross operating margin of $89 million for the fourth quarter of 2015 compared to $87 million for the fourth quarter of 2014. Natural gas pipeline volumes for the Texas Intrastate system were 4.7 TBtud for the fourth quarter of 2015 compared to 4.9 TBtud for the fourth quarter of last year.

The Acadian Gas System reported gross operating margin of $44 million for the fourth quarter of 2015, compared to $40 million for the fourth quarter of last year.  Natural gas pipeline volumes for the Acadian Gas System were 1.9 TBtud in the fourth quarter of 2015 compared to 2.0 TBtud for the same quarter of last year.

The Jonah gas gathering system reported an $8 million increase in gross operating margin to $34 million in the fourth quarter of 2015, primarily due to higher volumes and fees and lower operating expenses.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $171 million for the fourth quarter of 2015 compared to $199 million for the fourth quarter of 2014.  Total refined products and petrochemical transportation volumes increased to 804 MBPD for the fourth quarter of 2015 from 794 MBPD for the same quarter of 2014.

The partnership's propylene business reported gross operating margin of $44 million for the fourth quarter of 2015 compared to $71 million for the fourth quarter of 2014. The decrease was primarily due to lower sales margins and volumes.  Propylene fractionation volumes were 71 MBPD for the fourth quarter of 2015 compared to 81 MBPD for the fourth quarter of 2014.

Gross operating margin for Enterprise's octane enhancement and high-purity isobutylene business decreased $10 million to $18 million in the fourth quarter of 2015 primarily due to lower sales margins and volumes.  The partnership's octane enhancement facility was taken out of service for its annual turnaround in late November 2015 and is expected to resume operations in mid-February 2016. Total plant production volumes were 15 MBPD for the fourth quarter of 2015 compared to 22 MBPD for the same quarter of 2014.

Enterprise's refined products pipelines and related services business reported gross operating margin of $76 million for the fourth quarter of 2015 compared to $72 million for the fourth quarter of 2014.  The increase was primarily due to higher volumes at the partnership's marine and land-based products terminals along the Gulf Coast.  Total refined products and petrochemical marine terminal loading and unloading volumes increased 18 percent to 336 MBPD for the fourth quarter of 2015 compared to 284 MBPD for the fourth quarter of 2014.

Gross operating margin for Enterprise's butane isomerization and related operations increased to $21 million for the fourth quarter of 2015 from $9 million for the fourth quarter of 2014, primarily due to higher volumes and lower maintenance expenses.  Butane isomerization volumes increased 28 percent to 115 MBPD for the fourth quarter of 2015 from 90 MBPD for the same quarter of 2014.

Offshore Pipelines & Services – Enterprise closed on the sale of its offshore Gulf of Mexico business on July 24, 2015.  As a result, the partnership had no contribution to gross operating margin from these assets in the fourth quarter of 2015 compared to $42 million for the fourth quarter of 2014.

Capitalization

Total debt principal outstanding at December 31, 2015 was $22.7 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At December 31, 2015, Enterprise had consolidated liquidity of approximately $4.4 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our revolving credit facilities.

Total capital spending in the fourth quarter of 2015 was $1.2 billion, which includes $77 million of sustaining capital expenditures.  For the year, capital spending was $6.4 billion, which includes $1.4 billion of equity consideration to complete the acquisition of Oiltanking Partners, L.P. in February 2015 and $1.1 billion for the first installment payment for the acquisition of EFS Midstream.  Sustaining capital expenditures were $273 million for 2015.

For 2016, we currently expect to invest in the range of $2.5 billion to $2.8 billion for growth capital projects, $1 billion for the final installment payment for the purchase of EFS Midstream and approximately $275 million for sustaining capital expenditures.

Conference Call to Discuss Fourth Quarter 2015 Earnings

Enterprise will host a conference call today to discuss fourth quarter 2015 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the company's website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil  gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership's assets include approximately 49,000 miles of  pipelines; 250 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership's expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise's filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
   Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Revenues	$6,155.0	$10,190.3	$27,027.9	$47,951.2
Costs and expenses:
Operating costs and expenses	5,242.2	9,286.1	23,668.7	44,220.5
General and administrative costs	49.4	63.6	192.6	214.5
Total costs and expenses	5,291.6	9,349.7	23,861.3	44,435.0
Equity in income of unconsolidated affiliates	71.1	80.4	373.6	259.5
Operating income	934.5	921.0	3,540.2	3,775.7
Other income (expense):
Interest expense	(238.6)	(241.4)	(961.8)	(921.0)
Other, net	(9.3)	2.1	(22.5)	1.9
Total other expense	(247.9)	(239.3)	(984.3)	(919.1)
Income before income taxes	686.6	681.7	2,555.9	2,856.6
Benefit from (provision for) income taxes	6.9	(0.6)	2.5	(23.1)
Net income	693.5	681.1	2,558.4	2,833.5
Net income attributable to noncontrolling interests	(8.7)	(21.3)	(37.2)	(46.1)
Net income attributable to limited partners	$684.8	$659.8	$2,521.2	$2,787.4

Per unit data (fully diluted):
Earnings per unit	$0.34	$0.34	$1.26	$1.47
Average limited partner units outstanding (in millions)	2,014.4	1,940.5	1,998.6	1,895.2

Supplemental financial data:
Non-GAAP distributable cash flow (1)	$1,088.8	$1,063.0	$5,607.3	$4,078.6
Non-GAAP Adjusted EBITDA (2)	$1,335.1	$1,367.6	$5,267.3	$5,290.6
Non-GAAP gross operating margin by segment: (3)
NGL Pipelines & Services	$730.3	$705.3	$2,771.6	$2,877.7
Crude Oil Pipelines & Services	257.7	228.0	961.9	762.5
Natural Gas Pipelines & Services	194.3	184.5	782.6	803.3
Petrochemical & Refined Products Services	171.1	198.6	718.5	681.0
Offshore Pipelines & Services	--	42.0	97.5	162.0
Total gross operating margin	$1,353.4	$1,358.4	$5,332.1	$5,286.5

Net cash flows provided by operating activities	$1,411.2	$1,457.8	$4,002.4	$4,162.2
Total debt principal outstanding at end of period	$22,738.5	$21,389.2	$22,738.5	$21,389.2

Capital spending:
Capital expenditures, net (4)	$1,192.5	$1,004.5	$3,811.6	$2,864.0
Equity consideration issued for Oiltanking acquisition	--	2,171.5	1,408.7	2,171.5
Cash used for business combinations, net of cash received	11.4	2,416.8	1,056.5	2,416.8
Investments in unconsolidated affiliates	31.9	139.1	162.6	722.4
Other investing activities	--	(0.2)	5.3	5.8
Total capital spending, cash and non-cash	$1,235.8	$5,731.7	$6,444.7	$8,180.5

(1)   See Exhibit D for reconciliation to GAAP net cash flows provided by operating activities.
(2)   See Exhibit E for reconciliation to GAAP net cash flows provided by operating activities.
(3)   See Exhibit F for reconciliation to GAAP operating income.
(4)   Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL pipeline transportation volumes (MBPD)	2,858	2,662	2,700	2,634
NGL marine terminal volumes (MBPD)	327	282	302	258
NGL fractionation volumes (MBPD)	846	837	826	824
Equity NGL production (MBPD) (2)	147	90	133	116
Fee-based natural gas processing (MMcf/d) (3)	4,886	4,532	4,905	4,786
Crude Oil Pipelines & Services, net:
Crude oil pipeline transportation volumes (MBPD)	1,377	1,288	1,474	1,278
Crude oil marine terminal volumes (MBPD)	443	680	557	691
Natural Gas Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d)	11,912	12,284	12,321	12,476
Petrochemical & Refined Products Services, net:
Propylene fractionation volumes (MBPD)	71	81	71	75
Butane isomerization volumes (MBPD)	115	90	96	93
Standalone DIB processing volumes (MBPD)	78	86	79	82
Octane additive and related plant production volumes (MBPD)	15	22	17	17
Pipeline transportation volumes, primarily refined products and petrochemicals (MBPD)	804	794	784	758
Refined products and petrochemicals marine terminal volumes (MBPD)	336	284	355	270
Offshore Pipelines & Services, net:
Natural gas pipeline transportation volumes (BBtus/d)	--	644	587	627
Crude oil pipeline transportation volumes (MBPD)	--	331	357	330
Platform natural gas processing (MMcf/d)	--	129	101	145
Platform crude oil processing (MBPD)	--	15	13	14
Total, net:
NGL, crude oil, petrochemical and refined products pipeline transportation volumes (MBPD)	5,039	5,075	5,315	5,000
Natural gas pipeline transportation volumes (BBtus/d)	11,912	12,928	12,908	13,103
Equivalent pipeline transportation volumes (MBPD) (4)	8,174	8,477	8,712	8,448
NGL, crude oil, refined products and petrochemical marine terminal volumes (MBPD)	1,106	1,246	1,214	1,219

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants. "MMcf/d" means million cubic feet per day.
(4)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2014 by quarter:
1st Quarter	$4.95	$0.34	$1.30	$1.39	$1.42	$2.12	$0.73	$0.61	$98.68	$104.43
2nd Quarter	$4.68	$0.29	$1.06	$1.25	$1.30	$2.21	$0.70	$0.57	$102.99	$105.55
3rd Quarter	$4.07	$0.24	$1.04	$1.25	$1.28	$2.11	$0.71	$0.58	$97.21	$100.94
4th Quarter	$4.04	$0.21	$0.76	$0.98	$0.99	$1.49	$0.69	$0.52	$73.15	$76.08
YTD 2014 Averages	$4.43	$0.27	$1.04	$1.22	$1.25	$1.98	$0.71	$0.57	$93.01	$96.75
2015 by quarter:
1st Quarter	$2.99	$0.19	$0.53	$0.68	$0.68	$1.10	$0.50	$0.37	$48.63	$52.83
2nd Quarter	$2.65	$0.18	$0.46	$0.59	$0.60	$1.26	$0.42	$0.29	$57.94	$62.97
3rd Quarter	$2.77	$0.19	$0.40	$0.55	$0.55	$0.98	$0.33	$0.21	$46.43	$50.17
4th Quarter	$2.27	$0.18	$0.42	$0.60	$0.61	$0.97	$0.31	$0.18	$42.18	$43.54
YTD 2015 Averages	$2.67	$0.18	$0.45	$0.61	$0.61	$1.08	$0.39	$0.26	$48.80	$52.38

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. ("CMAI"). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate ("WTI") as measured on the New York Mercantile Exchange ("NYMEX") and for Louisiana Light Sweet ("LLS") as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.46 per gallon during the fourth quarter of 2015 versus $0.74 per gallon for the fourth quarter of 2014.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A change in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a similar change in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also change due to comparable decreases in the purchase prices of the underlying energy commodities.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Net income attributable to limited partners (GAAP)	$684.8	$659.8	$2,521.2	$2,787.4
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	368.3	368.1	1,516.0	1,360.5
Add distributions received from unconsolidated affiliates	99.7	114.4	462.1	375.1
Subtract equity in income of unconsolidated affiliates	(71.1)	(80.4)	(373.6)	(259.5)
Subtract sustaining capital expenditures (1)	(76.8)	(107.0)	(272.6)	(369.0)
Add net losses or subtract net gains attributable to asset sales and insurance recoveries	0.9	(3.1)	15.6	(102.1)
Add cash proceeds from asset sales and insurance recoveries	71.3	23.8	1,608.6	145.3
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	9.6	--	25.4	--
Add gains from the monetization of interest rate derivative instruments	--	27.6	--	27.6
Add deferred income tax expense or subtract benefit	(7.3)	3.5	(20.6)	6.1
Add non-cash impairment charges	23.5	15.8	162.6	34.0
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	(14.1)	40.5	(37.4)	73.2
Distributable cash flow (non-GAAP)	1,088.8	1,063.0	5,607.3	4,078.6
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	76.8	107.0	272.6	369.0
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(71.3)	(23.8)	(1,608.6)	(145.3)
Subtract gains from the monetization of interest rate derivative instruments	--	(27.6)	--	(27.6)
Add or subtract the net effect of changes in operating accounts, as applicable	304.6	327.6	(323.3)	(108.2)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flows provided by operating activities, as applicable	12.3	11.6	54.4	(4.3)
Net cash flows provided by operating activities (GAAP)	$1,411.2	$1,457.8	$4,002.4	$4,162.2

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Net income (GAAP)	$693.5	$681.1	$2,558.4	$2,833.5
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(71.1)	(80.4)	(373.6)	(259.5)
Add distributions received from unconsolidated affiliates	99.7	114.4	462.1	375.1
Add interest expense, including related amortization	238.6	241.4	961.8	921.0
Add provision for or subtract benefit from income taxes	(6.9)	0.6	(2.5)	23.1
Add depreciation, amortization and accretion in costs and expenses	357.5	358.9	1,472.6	1,325.1
Add non-cash asset impairment charges	23.5	15.8	162.6	34.0
Add non-cash losses attributable to asset sales	1.4	1.4	18.9	7.7
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	9.6	--	25.4	--
Add losses or subtract gains attributable to unrealized changes in the fair market value of derivative instruments	(10.7)	34.4	(18.4)	30.6
Adjusted EBITDA (non-GAAP)	1,335.1	1,367.6	5,267.3	5,290.6
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(238.6)	(241.4)	(961.8)	(921.0)
Add benefit or subtract provision for income taxes reflected in Adjusted EBITDA	6.9	(0.6)	2.5	(23.1)
Subtract gains attributable to asset sales and insurance recoveries	(0.5)	(4.5)	(3.3)	(109.8)
Add deferred income tax expense or subtract benefit	(7.3)	3.5	(20.6)	6.1
Add or subtract the net effect of changes in operating accounts, as applicable	304.6	327.6	(323.3)	(108.2)
Add or subtract miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	11.0	5.6	41.6	27.6
Net cash flows provided by operating activities (GAAP)	$1,411.2	$1,457.8	$4,002.4	$4,162.2

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to adjusted EBITDA is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Total gross operating margin (non-GAAP)	$1,353.4	$1,358.4	$5,332.1	$5,286.5
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(346.2)	(346.2)	(1,428.2)	(1,282.7)
Subtract non-cash impairment charges not reflected in gross operating margin	(23.5)	(15.8)	(162.6)	(34.0)
Add net gains or subtract net losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	(0.9)	3.1	(15.6)	102.1
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(14.3)	(17.8)	(53.6)	(84.6)
Add subsequent recognition of deferred revenues attributable to make-up rights	15.4	2.9	60.7	2.9
Subtract general and administrative costs not reflected in gross operating margin	(49.4)	(63.6)	(192.6)	(214.5)
Operating income (GAAP)	$934.5	$921.0	$3,540.2	$3,775.7

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.